Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form 1-A Registration A Offering Statement of our report dated October 21, 2022, relating to our audit of the financial statements of Invest Inc. as of December 31, 2021 and 2020 and for the year ended December 31, 2022 and period from October 7, 2020 (inception) to December 31, 2020.

/s/ M&K CPAS, PLLC
M&K CPAS, PLLC
Houston, Texas
March 29, 2023